FILED PURSUANT TO RULE NO. 424(b)(3)
REGISTRATION NO. 333-85711

[LOGO]

Prospectus Supplement Dated March 19, 2001
To Prospectus Dated November 1, 1999 for
National Fuel Gas Company
Direct Stock Purchase and Dividend Reinvestment Plan

Effective March 19, 2001, National Fuel Gas Company has designated Computershare Trust Company to administer the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the Plan). No other changes have been made to the Plan since the date of the Prospectus.

The sections of the Prospectus entitled Administrator of the Plan and Inquiries: National Fuel Shareholder Services beginning on page 5 are replaced in their entirety by the following:

Administrator of the Plan

National Fuel has designated Computershare Trust Company to administer the Plan and act as Agent for the participants. Computershare Trust Company has designated its affiliates, Computershare Investor Services, LLC and Harris InvestorLine, Inc., and other agents to perform certain services for the Plan. These companies will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

Inquiries: National Fuel Shareholder Services

The Administrator may be contacted at National Fuel Shareholder Services as detailed below:

For information about the Plan:

Call National Fuel Shareholder Services:
(800) 648-8166

Outside the U.S. call collect:
(312) 588-4990

Internet:
  www.computershare.com

E-Mail:
  web.queries@computershare.com

Send Optional Cash Investments to:

Computershare Investor Services
PO Box 6294
Carol Stream, IL 60197-6294

Make check or money order payable
to National Fuel Gas Company in
U.S. dollars. The transaction stub
from the bottom of your statement
must be included with your
investment.

(Continued on Opposite Side)

All other notices and correspondence should be sent to: Computershare Investor Services PO Box 3504 Chicago, IL 60690 Please include your daytime phone number.

If you have any questions regarding this Prospectus Supplement or the Prospectus, please contact National Fuel Shareholder Services at the address and telephone number shown above.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. This Prospectus Supplement must be used in conjunction with the Prospectus dated November 1, 1999. You should keep this Prospectus Supplement for future reference.